Exhibit 99.1

NEWS RELEASE

RLI Corp.

9025 N. Lindbergh Dr. Peoria, IL 61615-1431 1499

Phone: 309-692-1000 Fax: 309-692-1068

www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: Aaron Jacoby

(309) 693-5880

Aaron_Jacoby@rlicorp.com

www.rlicorp.com

RLI posts strong first quarter results

PEORIA, ILLINOIS, April 18, 2006 — RLI Corp. (NYSE: RLI) – RLI Corp. reported first quarter net earnings of $25.7 million ($0.97 per diluted share), compared to $29.3 million ($1.12 per diluted share) reported in the same quarter last year. Operating earnings were $22.8 million ($0.86 per share) for the first quarter, compared to $27.4 million ($1.05 per share) from 2005. Highlights for the first quarter include:

•      Overall GAAP combined ratio of 87.5

•      Gross premiums written up 5%, net premiums written up 9%

•      Double-digit growth in premium for the property and surety segments

•      Favorable loss development from prior years’ casualty loss reserves of $2.3 million pre-tax ($0.06 per share)

“We are pleased to report strong results for the quarter, including a solid combined ratio and a satisfactory level of overall growth,” said RLI Corp. President & CEO Jonathan E. Michael. “These are excellent results when you consider that last year’s operating earnings reflected $0.33 of favorable casualty and hurricane-related reserve developments.”

Successful underwriting results

RLI reported first quarter underwriting income of $15.9 million representing an 87.5 combined ratio. This compares to the $26.4 million and 78.8 combined ratio results from 2005’s first quarter, which were positively affected by $12.9 million from the quarter’s reserve development. The casualty segment recorded an 89.8 combined ratio, the property segment registered an 80.2 combined ratio, and the surety segment recorded an 86.5 combined ratio for the first quarter of 2006.

Gross premiums written for the quarter were up 5%, to $175.2 million. Net premiums written rose 9% to $121.2 million. Net premiums earned of $127.4 million improved by 3%.

 “We are pleased with casualty’s underwriting results,” said Michael. “Casualty premiums were off slightly for the quarter due to reduced program business and modest softening in this segment. Property production was up markedly in the quarter, due to significant growth in commercial property as significant rate increases created additional opportunities in catastrophe-prone areas. Also driving property production was new business from our marine division. We welcome this solid start to the year in a segment that has continued to demonstrate strong profitability. Our surety segment has shown double-digit growth for the fifth consecutive quarter. This period’s 24% increase was particularly robust, with an 86.5 combined ratio signaling solid underwriting results,” said Michael.

Other income

Investment income for the first quarter reached $16.7 million, a 14% increase over the first quarter of last year due to continued positive operating cash flows and a higher interest rate environment.

The consolidated investment portfolio’s total return for the quarter was up 1.1%. The bond portfolio was essentially flat and the equity portfolio’s return was 5.6%.

Comprehensive earnings, which include net after-tax unrealized losses from the investment portfolio, were $22.1 million for the quarter or $0.84 per share.

During the quarter, equity in earnings of unconsolidated investees of $2.7 million included $1.9 million related to Maui Jim, Inc. and $0.8 million from Taylor Bean & Whitaker Mortgage Corp. The first quarter of 2005 showed $1.3 million in income, which included $1.0 million related to Maui Jim and $0.3 million from Taylor Bean & Whitaker. Continued strong operating performance from both companies drove the growth in the current quarter versus the comparable period of 2005.

— more —

Other RLI news

On February 10, 2006, RLI announced a new stock repurchase program for up to $100 million of RLI common stock. Through the first quarter, the company purchased 243,050 shares at a cost of $13.1 million. The repurchase program is expected to continue through mid-2007.

On April 15, 2006, RLI paid a $0.17 per share dividend, making this the company’s 31st consecutive year of dividend payments to shareholders. Over the last five years, the company’s quarterly dividend has grown by an average of 17.8% per year and 12.6% per year over the past decade. Mergent’s Dividend Achievers currently ranks RLI 171st among 11,000 public companies for 10-year average dividend growth rate.

On May 4, 2006, RLI will hold its annual meeting of shareholders at its corporate headquarters in Peoria, Illinois. Shareholders and the public may listen to the webcast of this meeting through a link at the company’s website, www.rlicorp.com.

At 3:15 p.m. CDT today, April 18, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2005.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 23 office locations. The company’s talented associates have delivered underwriting profits in 25 of the last 29 years, including the last 10. RLI’s insurance subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company – are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact RLI Vice President, Corporate Development Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com, or visit our website at www.rlicorp.com.

RLI CORP.

2006 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$127,387	$124,040	2.7%
Net investment income	16,708	14,612	14.3%
Net realized investment gains	4,442	2,984	48.9%
Consolidated revenue	148,537	141,636	4.9%

Loss and settlement expenses	66,677	56,519	18.0%
Policy acquisition costs	35,599	31,864	11.7%
Other insurance expenses	9,201	9,258	-0.6%
Interest expense on debt	1,682	1,810	-7.1%
General corporate expenses	1,855	1,904	-2.6%
Total expenses	115,014	101,355	13.5%

Equity in earnings of unconsolidated investees	2,740	1,259	117.6%

Earnings before income taxes	36,263	41,540	-12.7%
Income tax expense	10,607	12,233	-13.3%
Net Earnings	$25,656	$29,307	-12.5%
Other comprehensive earnings (loss), net of tax	(3,595)	(17,517)	79.5%
Comprehensive earnings	$22,061	$11,790	87.1%

Operating Earnings:(1)
Net Earnings	$25,656	$29,307	-12.5%
Less: Realized investment gains, net of tax	2,887	1,940	48.8%
Operating earnings	$22,769	$27,367	-16.8%

Return on Equity:
Net earnings (trailing four quarters)	15.3%	14.3%
Comprehensive earnings (trailing four quarters)	13.5%	11.5%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	26,400	26,213

EPS from operations (1)	$0.86	$1.05	-18.1%
Realized gains, net of tax	0.11	0.07	57.1%
Net earnings per share	$0.97	$1.12	-13.4%
Comprehensive earnings per share	$0.84	$0.45	86.7%

Cash dividends per share	$0.17	$0.14	21.4%

(1)   Operating earnings and EPS from operations consist of our net earnings reduced by after-tax realized investment gains/losses. This measure is useful in gauging our core operating performance across reporting periods, but may not be comparable to the definition of operating earnings used by all companies.

	Three Months Ended March 31,
	2006	2005	% Change
Total Gross Revenues
Gross premiums written	$175,153	166,135	5.4%
Net investment income	16,708	14,612	14.3%
Net realized investment gains	4,442	2,984	48.9%
Total	$196,303	$183,731	6.8%

Net Cash Flow from Operations	$21,709	$31,015	-30.0%

	March 31,	December 31,
	2006	2005	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$1,419,479	$1,376,695	3.1%
(amortized cost - $1,437,679 at 3/31/06)
(amortized cost - $1,384,620 at 12/31/05)
Equity securities	333,138	321,096	3.8%
(cost - $194,016 at 3/31/06)
(cost - $186,417 at 12/31/05)
Total investments	1,752,617	1,697,791	3.2%

Premiums and reinsurance balances receivable	131,213	126,894	3.4%
Ceded unearned premiums	104,173	114,668	-9.2%
Reinsurance recoverable on unpaid losses	560,862	593,209	-5.5%
Deferred acquisition costs	68,525	69,477	-1.4%
Property and equipment	20,473	20,859	-1.9%
Investment in unconsolidated investees	40,675	54,340	-25.1%
Goodwill	26,214	26,214	0.0%
Other assets	31,293	32,418	-3.5%
Total assets	$2,736,045	$2,735,870	0.0%

Unpaid losses and settlement expenses	1,313,132	1,331,866	-1.4%
Unearned premiums	366,969	383,683	-4.4%
Reinsurance balances payable	85,362	97,526	-12.5%
Short-term debt	15,274	15,541	-1.7%
Long-term debt - bonds payable	100,000	100,000	0.0%
Income taxes - deferred	20,251	22,717	-10.9%
Other liabilities	135,051	91,596	47.4%
Total liabilities	2,036,039	2,042,929	-0.3%
Shareholders’ equity	700,006	692,941	1.0%
Total liabilities & shareholders’ equity	$2,736,045	$2,735,870	0.0%

OTHER DATA

Common shares outstanding (in 000’s)	25,477	25,551
Book Value per share	$27.48	$27.12	1.3%
Closing stock price per share	$57.30	$49.87	14.9%
Statutory Surplus	$681,920	$690,547	-1.2%

UNDERWRITING SEGMENT DATA

(in thousands)

		GAAP		GAAP		GAAP		GAAP
Three Months Ended March 31,	Property	Ratios	Surety	Ratios	Casualty	Ratios	Total	Ratios

2006

Gross premium written	$42,892		$17,105		$115,156		$175,153
Net premium written	24,703		15,961		80,504		121,168
Net premium earned	25,622		14,499		87,266		127,387
Net loss & settlement expenses	9,674	37.8%	3,312	22.8%	53,691	61.5%	66,677	52.3%
Net operating expenses	10,870	42.4%	9,241	63.7%	24,689	28.3%	44,800	35.2%
Underwriting income	$5,078	80.2%	$1,946	86.5%	$8,886	89.8%	$15,910	87.5%

2005
Gross premium written	$31,519		$13,772		$120,844		$166,135
Net premium written	15,141		12,778		82,869		110,788
Net premium earned	21,133		12,300		90,607		124,040
Net loss & settlement expenses	6,281	29.7%	4,032	32.8%	46,206	51.0%	56,519	45.6%
Net operating expenses	6,791	32.1%	7,584	61.7%	26,747	29.5%	41,122	33.2%
Underwriting income	$8,061	61.8%	$684	94.5%	$17,654	80.5%	$26,399	78.8%